Exhibit 99.2

TECHTARGET, INC. (TTGT)

THIRD QUARTER 2010 EARNINGS ANNOUNCEMENT

PREPARED REMARKS

TechTarget is posting to its investor website a copy of these prepared remarks in combination with its financial results press release. These prepared remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our financial results in advance of our scheduled conference call. The conference call will begin today, November 8, 2010, at 5:30 pm ET and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call. To access the live broadcast of the question and answer session, please visit the Investor Relations section of TechTarget’s website at http://investor.techtarget.com/.

Greg Strakosch, CEO

The economic slowdown that affected us at the end of Q2 carried through the summer more than we anticipated. The good news is that we’ve seen a nice pick-up so far in Q4 and our guidance calls for online revenue growth of between 15% and 19% for Q4 versus a year ago.

If we hit the mid-point of our Q4 guidance, annual online revenue growth will be 13% for 2010. This growth rate is a good barometer for the type of growth we can achieve in a flat-to-down economic environment. It demonstrates the market share gains we have been able to make as the secular shift from traditional media to measurable online media continues and from the continued good progress we are making outside the United States.

When IT marketing budgets start to grow again, we believe that most of the new budgets will be allocated to online and we are poised to be a major beneficiary of that as a leading online IT media company. When this happens, we anticipate that our growth rates will return to our pre-recession historical average in excess of 20%.

Our international results were again a bright spot, with annual revenue growth on international geo-targeted programs in excess of 50%. We are in the midst of migrating our international strategy from a partnership model to a direct model and have made significant progress this quarter by taking over the operations of our partner in Australia and New Zealand.  Additionally, we announced that on October 1 we acquired a controlling interest in Keji Wangtuo Information Technology Co. Ltd, our partner for the last 3 years in China. We expect revenue from International Operations to be approximately 8% in 2010 versus approximately 5% in 2009. We expect this revenue to continue to grow and we have a long-term target for international revenue to represent 15% to 20% of total revenue.

We are proud that we have been able to make these international investments while maintaining adjusted EBITDA margins in our target range of 19% to 23% and maintaining our stated goal of delivering at least 50% incremental adjusted EBITDA margins. Through the first 9 months of 2010, our adjusted EBITDA is up 28% versus the first 9 months of 2009. Our adjusted EBITDA margin is 19% and our incremental EBITDA margin is 56%. Our cash, cash equivalents and investments grew by over $7 million in the quarter to approximately $85 million and we currently have no debt.

We announced tonight that we expect to commence tomorrow a self-tender for up to 10 million shares at $6 per share. We are very bullish on our prospects and believe this is an excellent use of our cash. In addition, because the tender offer will reduce the number of outstanding shares, it will be accretive to our earnings per share. We will pay for the shares tendered from cash, cash equivalents and investments, which, as of September 30, was equal to approximately $85 million.  If we purchase more than approximately 6.7 million shares in the Offer, then we expect to evaluate a possible debt financing following the completion of the Offer.

Jeff Wakely, CFO

Many of our prepared remarks contain a number of percentage changes as we discuss our financial performance. Unless otherwise indicated, each percentage change represents the year-over-year percentage change when comparing Q3 2010 to Q3 2009. In addition, these prepared remarks include a discussion on certain non-GAAP financial measures which are provided as a complement to the results provided in accordance with GAAP. We provide these non-GAAP financial measures as they best represent those measures used by management when reviewing our company’s performance.  We define “adjusted EBITDA” as earnings before interest, taxes, depreciation, and amortization, as further adjusted to exclude stock-based compensation expense. We define “adjusted EBITDA margin” as adjusted EBITDA as a percentage of total revenues. We define “adjusted net income” as net income adjusted for amortization and stock-based compensation, as further adjusted for the related income tax impact of such adjustments. We define “adjusted net income per share” as adjusted net income as defined above divided by weighted average diluted shares outstanding.

Revenues

Third quarter revenues are as follows:

	Three Months Ended September 30,
(In $000’s, unaudited)	2010	% of Revenues	2009	% of Revenues	% Change 2010 vs. 2009
Revenues:
Online	$18,878	86%	$18,191	79%	4%
Events	3,123	14	4,865	21	(36)
Total revenues	$22,001	100%	$23,056	100%	(5)%

The 36% decrease in Q3 2010 events revenues is indicative of our decision made for fiscal ‘10 to curtail the events business by running fewer multi-day events this year when compared to last year.  For Q3 2010, our top 10 customers accounted for 42% of total revenues; in Q3 2009 our top 10 customers accounted for 34% of total revenues.  Our Q3 2010 quarterly customer renewal rate for our top 100 customers was 96%.

Gross Profit

Third quarter gross profit margin percentages are as follows:

	Three Months Ended September 30,
(Unaudited)	2010	2009	% Change 2010 vs. 2009

Online gross profit margin	76%	74%	2%
Events gross profit margin	65	64	1
Total gross profit margin	74%	72%	2%

The 2% increase in Q3 2010 total gross profit margin percentage was primarily due to increased online revenue and additional operating leverage from online and, to a lesser extent, events revenue. Q3 2010 events gross profit margin percentage increased slightly, primarily due to the fact that, in 2010, the company has scaled back its events business to focus only on those events that are most profitable and deliver the best margin performance.

Operating Expenses

Third quarter operating expenses are as follows:

	Three Months Ended September 30,
(In $000’s, unaudited)	2010	2009	$ Change 2010 vs. 2009	% Change 2010 vs. 2009
Operating expenses:
Selling and marketing	$8,568	$9,157	$(589)	(6)%
Product development	1,947	2,276	(329)	(14)
General and administrative	4,535	4,973	(438)	(9)
Total operating expenses	$15,050	$16,406	$(1,356)	(8)%

Q3 2010 GAAP total operating expenses, excluding depreciation and amortization, decreased $1.3 million to $15.1 million compared to $16.4 million for Q3 2009. The portion of stock-based compensation expense included in GAAP total operating expenses was $2.6 million and $4.1 million for Q3 2010 and 2009, respectively.  The overall decrease is being caused by one-time correcting accounting entries that were recorded in the third quarter of 2009 increasing selling and marketing, product development and general and administrative expenses by $0.9 million, $0.1 million and $0.8 million, respectively.  After eliminating the effect of these accounting adjustments, total operating expenses increased $0.5 million to $15.1 million in Q3 2010 from $14.6 million in Q3 2009.  Q3 2010 GAAP operating expenses by expense category as compared to Q3 2009 operating expenses after eliminating the effect of the one-time accounting adjustments are as follows: selling and marketing expenses increased to $8.6 million from $8.2 million, product development expenses decreased slightly to $1.9 million from $2.1 million and general and administrative expenses increased to $4.5 million from $4.2 million. The overall increase is primarily due to a $0.5 million increase in payroll-related expenses, including sales commissions, $0.2 million in additional net worth tax and $0.2 million in expenses related to acquisitions and facilities, offset by a decrease in stock-based compensation expense of $0.4 million.  Depreciation and amortization increased $0.1 million to $1.7 million in Q3 2010.

Net Loss and Net Loss Per Share

Third quarter net loss and net loss per share are as follows:

	Three Months Ended September 30,
(In $000’s, except per share amounts, unaudited)	2010	2009	% Change 2010 vs. 2009

Net loss	$(612)	$(1,438)	57%

Net loss per share	$(0.01)	$(0.03)	67%

Adjusted EBITDA and Adjusted EBITDA Margin

Third quarter adjusted EBITDA and adjusted EBITDA margin are as follows:

	Three Months Ended September 30,
(In $000’s, unaudited)	2010	Adj EBITDA Margin	2009	Adj EBITDA Margin	% Change 2010 vs. 2009

Adjusted EBITDA	$3,875	18%	$4,368	19%	(11)%

The decrease in Q3 2010 adjusted EBITDA and adjusted EBITDA margin is primarily attributable to the overall $1.1 million decrease in total revenue.  Q3 2010 is our twenty-sixth consecutive quarter of adjusted EBITDA profitability.

Adjusted Net Income and Adjusted Net Income per Share

Third quarter adjusted net income and adjusted net income per share are as follows:

	Three Months Ended September 30,
(In $000’s, except per share amounts, unaudited)	2010	2009	% Change 2010 vs. 2009

Adjusted net income	$2,120	$2,477	(14)%

Adjusted net income per share	$0.05	$0.06	(17)%

Balance Sheet Highlights

Our balance sheet and financial position remain strong.  As of September 30, 2010, our cash, cash equivalents and short and long-term investments totaled $84.9 million and we have no outstanding bank debt.  Accounts receivable, net of allowance, decreased $3.3 million from June 30, 2010 to $23.6 million at September 30, 2010.  DSO at September 30, 2010 is 99 days.

The 99 day DSO is largely due to delays in billing associated with the implementation of a new revenue system in the second quarter of fiscal 2010, as well as unusually high billing volume in the last month of Q3.  While this new system provides enhancements to revenue accounting, it has caused some operational delays with respect to billing.  We have dedicated additional resources to collection efforts during the third quarter, which has resulted in a reduction in accounts receivable from the previous quarter and an improved cash position.  The health of the accounts receivable remains strong and we have no increased bad debt exposure at September 30.

Don Hawk, President

On our last earnings call, we spent some time discussing the “fits and starts” that we had been seeing in the operating environment.  In particular, we noted that the weakening perception of the macro environment in the early summer months was playing out in a lack of conviction from our advertisers as we headed into the third quarter, although we noted that our early discussions on Q4 seemed promising.  Clearly, our customers’ general discomfort over the macro operating environment had a greater impact on our Q3 online performance than we had anticipated, although we were pleased to see some of the demand materialize on the events side of the business.  As we ended the quarter and have entered the early stages of Q4, however, we’ve seen a marked positive shift in advertiser conviction.  Therefore, our Q4 outlook makes us optimistic that we’re heading into a more normalized operating environment in 2011, and that we have the right long term growth drivers in place to take advantage of it.

In the depths of the downturn over the past two years, we saw that the impact of a worsening macro environment played out most dramatically with our mid-sized and smaller accounts, as these accounts tend to spend disproportionately on online lead generation, and tend to pace their spending with their ability to close sales.  That’s exactly what played out in Q3.  You may recall in the first half of this year, our online growth was driven primarily by a sizable acceleration in business with our mid-sized accounts (which we’ve defined on previous calls as our top 100 accounts excluding the twelve largest IT vendors in the market), and our small accounts (customers outside of the top 100).  In our last earnings call, we discussed that both segments grew at over 20% on a year over year basis.  Q3 saw pullbacks in both of those segments — our mid-sized accounts were up only 10% in Q310 versus Q309, and our small accounts were down slightly on a year over year basis.  We believe these accounts pulled back as the general environment worsened heading into Q3, and our outlook for Q4 is based in part on the increasing strength we’re already seeing in bookings with these accounts.

We saw consistent year over year trends in Q3 from our largest accounts — which we benchmark as the twelve largest vendors in the IT market.  Collectively, the spending from these accounts tends to be much more resilient against the ebbs and flows of the overall economy.  We continue to see good upside with the largest spenders in the market — we expect that they will continue to shift dollars from offline to online, and we feel that we can continue to do a better job of capturing their spending on online branding, and therefore benefit as their spending weights more heavily towards lead generation over time.

It’s worth noting that we believe that some of the upside we’ve achieved on our events business outlook is evidence of the impact of the uncertain operating environment on our advertisers.  In Q3, for example, we closed events business in-quarter well in excess of our initial expectations and in some cases in lieu of online opportunities.  As the environment gets more uncertain, our mid-sized and smaller accounts will sometimes focus even more tightly on immediate sales opportunities.  This focus plays to the strength of our event offerings as the events quickly put them face-to-face with late-stage buyers.  While we’ve proactively pulled back on events in 2010 to focus only on our highest margin and best sales opportunities, the event business has held up better than our original expectations as our advertisers recognize the high quality of our audience.

Some of the media groups in which we saw Q3 pullbacks seem to be poised for much better performance in Q4.  For example, we saw the primary areas of under-performance in Q3 relative to our initial expectations in our Enterprise Applications and our Technology Guide groups. These are two areas that seem to be particularly susceptible to a lack of advertiser conviction — the notebook/smartphone/electronic device category serviced by our Technology Guide group of sites in particular has struggled as major manufacturers have cut their advertising spend against both consumer and business targets.  Both of these media groups, however, had Q4 revenues booked by the end of October already in excess of where they finished Q3.  The media groups that we’ve referred to in previous calls as having strong performance throughout the downturn continued to do so in Q3.  Our sites related to storage, data center, virtualization, and cloud computing continued to grow in excess of our overall online growth rate, and all are currently shaping up for strong performance in Q4.

While advertisers may have felt the need to pull back heading into Q3, we haven’t seen the same macro environment impact on the audience side of our equation.  It’s a potentially counter-intuitive point that we’ve observed and stress to our customers — sales cycles may get longer in a bad operating environment, but IT product purchase research continues.  We continue to see strong and consistent double-digit year over year growth in both traffic and new registered members on our key sites.  We continue to make even more sophisticated use of our extensive data warehouse of registered member activity on our network of sites to increase the relevance and effectiveness of our promotions to our users, and thus the precision and scalability of our programs for advertisers.

As demand improves, we feel that we’ve made the right investments in our product set to ensure that we can scale effectively.  At the end of Q3, we announced the full release of “Activity Intelligence,” which enables our lead generation customers to track and report on 11 new activity metrics being provided against the leads generated in their programs.  This additional data is unique to TechTarget, and is as a result of the distinct position we maintain in the IT purchase research process.  Additional data around our leads’ activity allows our customers to follow up more effectively with the leads that we provide, and educates their future campaigns with us.  It also allows our end users to receive the most relevant information to further their research process.

We also feel that we’re focused on the right long-term growth drivers.  The most important and encouraging of these, as Greg referred to in his comments, are our international initiatives.  Our acquisition of a controlling interest in Keji Wangtuo Information Technology Co. Ltd, our partner in China for the past 3 years, gives us a solid foothold in a market that we expect will have long-term importance for TechTarget.  While the short-term revenue contribution is relatively modest, TechTarget-China has approximately 20 in-country employees that are creating content, generating audience, establishing sales relationships, and generating leads for advertisers.  Between that transaction, our recent restructuring of our relationship with Westwick-Farrow in Australia to expand our opportunity in ANZ, and our commencement of direct operations in India last summer, we now have a strong APAC story to tell heading into 2011.  While we expect APAC will be a growing revenue contributor for us longer-term, we’re already seeing exciting results in 2010 from the investments we’ve put into the UK and EMEA generally.  We’ve increased our on-the-ground staffing in London to nearly a dozen employees this year.  EMEA-targeted revenues, sold both by our London-based sales force and by our sales reps domestically, represent the primary driver of the 50%+ year over year growth that we’ve seen from international initiatives.

In closing, we’re encouraged that our Q4 outlook indicates a return to a more normal pattern of customer demand.  We continue to feel that we’re in a strong position, based on the investments that we’ve made during the downturn, to service increasing sales demand and take advantage of long-term growth opportunities.

Financial Guidance

In the fourth quarter of 2010, the Company expects total revenues to be within the range of $25.5 million to $26.5 million; online revenues within the range of $23.1 million to $23.9 million; events revenues within the range of $2.4 million to $2.6 million and adjusted EBITDA to be within the range of $6.6 million to $7.4 million.

Based on this guidance, the Company expects the annual online growth rate to be in the low teens and, based on running less multi-day events in 2010, for events revenue to decline between 11% and 12%. The Company expects annual adjusted EBITDA margins of approximately 21% .

Summary

In summary, we are pleased that we continue to gain meaningful market share while maintaining healthy margins and continuing with our international expansion. We remain very bullish on our long-term growth prospects.

Non-GAAP Financial Measures

These prepared remarks and the accompanying tables include a discussion of non-GAAP operating expenses, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per share, all of which are non-GAAP financial measures which are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “non-GAAP operating expenses” refers to a financial measure that we define as GAAP operating expenses excluding depreciation, amortization, stock-based compensation and certain nonrecurring expenses separately identified. The term “adjusted EBITDA” refers to a financial measure that we define as earnings before net interest, income taxes, depreciation, and amortization, as further adjusted to exclude stock-based compensation.  The term “adjusted EBITDA margin” refers to a financial measure which we define as adjusted EBITDA as a percentage of total revenues. The term “adjusted net income” refers to a financial measure which we define as net income adjusted for amortization and stock-based compensation, as further adjusted for the related income tax impact of the adjustments. The term “adjusted net income per share” refers to a financial measure which we define as adjusted net income divided by adjusted weighted average diluted shares outstanding.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definition of non-GAAP operating expenses, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per share may not be comparable to the definitions as reported by other companies. We believe non-GAAP operating expenses, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted net income per share are relevant and useful information because it provides us and investors with additional measurements to compare the Company’s operating performance. These measures are part of our internal management reporting and planning process and are primary measures used by our management to evaluate the operating performance of our business, as well as potential acquisitions. The components of adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. In the case of senior management, adjusted EBITDA is used as the principal financial metric in their annual incentive compensation program. Adjusted EBITDA is also used for planning purposes and in presentations to our board of directors.  Adjusted net income is useful to us and investors because it presents an additional measurement of our financial performance, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the impact of certain non-cash expenses and items not directly tied to the core operations of our business.  Furthermore, we intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying tables.

Forward Looking Statements

Certain matters included in this press release may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of the company and members of our management team. All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: our plan to commence a self-tender offer, guidance on our future financial results and other projections or measures of our future performance; our expectations concerning market opportunities and our ability to capitalize on them; and the amount and timing of the benefits expected from acquisitions, from new products or services and from other potential sources of additional revenue. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. These statements speak only as of the date of this press release and are based on our current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to: market acceptance of our products and services; relationships with customers, strategic partners and our employees; difficulties in integrating acquired businesses; and changes in economic or regulatory conditions or other trends affecting the Internet, Internet advertising and information technology industries. These and other important risk factors are discussed or referenced in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, under the heading “Risk Factors” and elsewhere, and any subsequent periodic or current reports filed by us with the SEC. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

These Prepared Remarks do not constitute an offer to buy or the solicitation of an offer to sell shares of TechTarget common stock.  The tender offer is being made only pursuant to the Offer to Purchase, Letter of Transmittal and related materials that TechTarget will shortly be distributing to its stockholders and filing with the Securities and Exchange Commission.  Stockholders and investors should read carefully the Offer to Purchase, Letter of Transmittal and related materials because they contain important information, including the various terms of, and conditions to, the tender offer.  Stockholders and investors may obtain a free copy of the tender offer statement on Schedule TO, the Offer to Purchase, Letter of Transmittal and other documents that TechTarget will shortly be filing with the Securities and Exchange Commission at the Commission’s website at www.sec.gov, the investor information section of TechTarget’s website at www.techtarget.com or by calling Georgeson Inc., the information agent for the tender offer, toll-free at (800) 248-7690.

TECHTARGET, INC.

Consolidated Balance Sheets

(in $000’s)

	September 30,	December 31,,
	2010	2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$23,810	$20,884
Short-term investments	42,877	50,496
Accounts receivable, net of allowance for doubtful accounts	23,593	16,623
Prepaid expenses and other current assets	1,423	1,929
Deferred tax assets	945	2,399
Total current assets	92,648	92,331

Property and equipment, net	6,087	3,760
Long-term investments	18,177	11,177
Goodwill	90,222	88,958
Intangible assets, net of accumulated amortization	10,841	12,528
Deferred tax assets	7,987	5,182
Other assets	119	127
Total assets	$226,081	$214,063

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,986	$3,106
Accrued expenses and other current liabilities	2,438	2,910
Accrued compensation expenses	1,347	808
Income taxes payable	812	398
Deferred revenue	9,083	8,402
Total current liabilities	16,666	15,624

Long-term liabilities:
Other liabilities	3,955	575
Total liabilities	20,621	16,199

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock	43	42
Additional paid-in capital	243,733	233,555
Warrants	—	2
Accumulated other comprehensive (loss) income	(67)	8
Accumulated deficit	(38,249)	(35,743)
Total stockholders’ equity	205,460	197,864
Total liabilities and stockholders’ equity	$226,081	$214,063

TECHTARGET, INC.

Consolidated Statements of Operations

(in $000’s, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)
Revenues:
Online	$18,878	$18,191	$58,065	$52,274
Events	3,123	4,865	10,052	10,991
Total revenues	22,001	23,056	68,117	63,265

Cost of revenues:
Online (1)	4,574	4,789	13,902	14,445
Events (1)	1,084	1,741	3,250	4,277
Total cost of revenues	5,658	6,530	17,152	18,722

Gross profit	16,343	16,526	50,965	44,543

Operating expenses:
Selling and marketing (1)	8,568	9,157	26,472	24,696
Product development (1)	1,947	2,276	6,153	6,551
General and administrative (1)	4,535	4,973	14,834	12,956
Depreciation	592	510	1,759	1,544
Amortization of intangible assets	1,126	1,166	3,401	3,562
Total operating expenses	16,768	18,082	52,619	49,309

Operating loss	(425)	(1,556)	(1,654)	(4,766)

Interest income, net	79	130	270	194
Loss before provision for (benefit from) income taxes	(346)	(1,426)	(1,384)	(4,572)

Provision for (benefit from) income taxes	266	12	1,122	(283)

Net loss	$(612)	$(1,438)	$(2,506)	$(4,289)
Net loss per common share:
Basic and diluted	$(0.01)	$(0.03)	$(0.06)	$(0.10)

Weighted average common shares outstanding:
Basic and diluted	43,209	41,812	42,878	41,775

(1)  Amounts include stock-based compensation expense as follows:

Cost of online revenues	$(38)	$95	$136	$407
Cost of events revenues	23	64	69	117
Selling and marketing	1,708	1,992	5,172	4,798
Product development	104	89	420	352
General and administrative	785	2,008	3,369	3,818

TECHTARGET, INC.

Reconciliation of Net Loss to Adjusted EBITDA

(in $000’s)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)

Net loss	$(612)	$(1,438)	$(2,506)	$(4,289)
Interest income, net	79	130	270	194
Provision for (benefit from) income taxes	266	12	1,122	(283)
Depreciation	592	510	1,759	1,544
Amortization of intangible assets	1,126	1,166	3,401	3,562
EBITDA	1,293	120	3,506	340
Stock-based compensation expense	2,582	4,248	9,166	9,492
Adjusted EBITDA	$3,875	$4,368	$12,672	$9,832

TECHTARGET, INC.

Reconciliation of Net Loss to Adjusted Net Income and Net Loss per Diluted Share to Adjusted Net Income per

Share

(in $000’s, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)

Net loss	$(612)	$(1,438)	$(2,506)	$(4,289)
Amortization of intangible assets	1,126	1,166	3,401	3,562
Stock-based compensation expense	2,582	4,248	9,166	9,492
Impact of income taxes	1,002	1,499	3,115	3,497
Adjusted net income	$2,094	$2,477	$6,946	$5,268

Net loss per diluted share	$(0.01)	$(0.03)	$(0.06)	$(0.10)

Weighted average diluted shares outstanding	43,209	41,812	42,878	41,775

Adjusted net income per share	$0.05	$0.06	$0.15	$0.12
Adjusted weighted average diluted shares outstanding	45,459	43,534	45,029	42,940
Options, warrants and restricted stock, treasury method included in adjusted weighted average diluted shares above	2,250	1,722	2,151	1,165

Weighted average diluted shares outstanding	43,209	41,812	42,878	41,775

TECHTARGET, INC.

Financial Guidance for the Three Months Ended December 31, 2010

(in $000’s)

	For the Three Months Ended December 31, 2010
	Range

Revenues	$25,500	$26,500

Adjusted EBITDA	$6,600	$7,400
Depreciation, amortization and stock-based compensation	3,718	3,718
Interest income, net	36	36
Provision for income taxes	1,518	1,848
Net income	$1,400	$1,870